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                         October 3, 2022

       Walter J. Scheller
       Chief Executive Officer
       Warrior Met Coal, Inc.
       16243 Highway 216
       Brookwood, Alabama 35444

                                                        Re: Warrior Met Coal,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 14,
2022
                                                            File No. 001-38061

       Dear Walter J. Scheller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program